Filed Pursuant to Rule 433
Issuer Free Writing Prospectus, dated June 26, 2023
Registration No. 333-272217

 Nasdaq: CNFR  Fulfilling the Unique Needs of Specialty Insurance Markets as a Long-Term Partner  Senior Notes Exchange &   New Issuance   June 2023

 Transaction Specific disclaimers  Conifer Holdings, Inc. has filed a registration statement (including a prospectus) with the SEC for the exchange offer and new offering to which this communication relates. Before you make a decision with respect to the exchange offer or choose to invest in the new offering, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the exchange offer and the new offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, our Information Agent, Alliance Advisors, LLC, will arrange to send you the prospectus if you request it by phone at 855-737-3176 or email at CNFRL@allianceadvisors.com.  This presentation shall not constitute an offer to exchange or sell or the solicitation of an offer to buy nor shall there be any offer, exchange or sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.     2

 Forward Looking Statements  This presentation contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our management’s beliefs and assumptions and on information currently available to management. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, margins, profitability, future efficiencies, and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “anticipates,” “plans,” “expects,” “assumes,” “continues,” “could,” “future,” “maintain” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties, inherent risks and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this presentation. Our actual future results may be materially different from what we expect due to factors largely outside our control, including the occurrence of severe weather conditions and other catastrophes, the cyclical nature of the insurance industry, future actions by regulators, our ability to obtain reinsurance coverage at reasonable rates and the effects of competition. These and other risks and uncertainties associated with our business are described under the heading “Risk Factors” in our Registration Statement on Form S-4 and Form S-1 filed with the SEC on May 26, 2023, as amended and supplemented, our Annual Report on Form 10-K filed with the SEC on March 27, 2023 and our press release for the commencement of the Exchange Offer and New Offering of Senior Unsecured Notes dated June 26, 2023, which should be read in conjunction with this presentation. The company and subsidiaries operate in a dynamic business environment, and therefore the risks identified are not meant to be exhaustive. Risk factors change and new risks emerge frequently. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.   3

 Term  Company:  Conifer Holdings, Inc.  Transaction Type:  Senior Notes Exchange / New Issuance  Price:  $25.00  Rate:  9.75%  Optional Redemption:  2025  Maturity:  2028  Use of Proceeds:  Repay existing indebtedness  Dealer Managers / Placement Agents:  Janney Montgomery Scott  American Capital Partners  Exchange Period:  June 26, 2023 – July 25, 2023  Summary Offering Terms

 Transaction Overview  We are offering to exchange our existing 6.75% Senior Notes, due September 30, 2023 (the “Existing Notes”)for new 9.75% Senior Notes due 2028   Alongside the Exchange Offer, we are offering up to $25 MM in the New Notes (“New Offering”) to the public to pay down debt. We have no plans to materially increase our indebtedness as a result of these transactions.  The Existing Notes and the New Notes are substantially similar, with the exception of the interest rate and maturity date. The New Notes will bear interest at the rate of 9.75% per year   We believe that the Exchange Offer and New Offering are important components of our plan to re-calibrate our capital structure in order to better execute our business strategy.  To the extent that the Exchange Offer is not fully subscribed, the Company intends to use any proceeds from the New Offering to redeem all or a portion of the Existing Notes, to pay other debt obligations, and for general corporate purposes.

 Bottom Line: Sustainable Platform to Drive Growth  Investment Highlights

 Company Overview  Conifer is a Michigan-based property and casualty insurance holding company. Through its subsidiaries, Conifer offers specialty insurance coverages for both commercial and personal lines, marketing through independent agents in all 50 states.  Focus on niche specialty markets in hospitality, small commercial, security providers, and low-value dwelling products, areas in which we have substantial expertise  Created to provide customized insurance products for regional commercial and personal lines insureds underserved by large, national and international insurance companies  Experienced management team with proven history managing successful insurance companies  Premium by Line – LTM   Geographic Distribution - LTM

 Aligned and Experienced Management Team  Insiders own over 70% of outstanding stock  James Petcoff  Executive Chairman & Co-CEO  As Executive Chairman & Co-Chief Executive Officer of Conifer Holdings, Inc., Jim Petcoff is responsible for establishing the overall direction and materializing the strategy of the Company.  Mr. Petcoff and Mr. Nicholas Petcoff founded the Company in 2009. He has over 35 years of insurance industry experience, including founding North Pointe Insurance Company in 1986, taking it public in 2005 and facilitating the sale to QBE Holdings Inc. in 2008. Mr. Petcoff has a B.A. from Michigan State University, a M.B.A. from University of Detroit and a J.D. from University of Detroit School of Law.  Mr. Petcoff's extensive executive leadership and public company expertise provides irreplaceable direction for the continued growth of the Company.  Nicholas Petcoff  Director & Co-CEO  As Director & Co-Chief Executive Officer of Conifer Holdings, Inc., Nick Petcoff oversees the Company's Underwriting, Reinsurance, Claims and Information Technology operations.  Mr. Petcoff is also Director and President of Conifer Insurance Company and President of White Pine Insurance Company, both wholly owned subsidiaries of Conifer Holdings, Inc. He has been with the Company since 2009 and has more than 18 years of experience in the insurance industry.  Mr. Petcoff’s distinctive skillset in the areas of Underwriting, Claims and Treaty Reinsurance equips him to direct the Company’s overall strategy, growing the business while enabling the Company to conceptualize and deftly respond to market needs.  Brian Roney  President  As President of Conifer Holdings, Inc., Brian Roney oversees the Company's finance and investor relations functions, as well as general operations. He has been with the Company since 2010 and has over 24 years of experience in the insurance industry.  Mr. Roney has a B.A. from the University of Notre Dame and a M.B.A. from the University of Detroit. Mr. Roney has more than 34 years of financial services experience and spent 10 years in the securities industry as a principal with a broker-dealer, where he specialized in public and private offerings and held FINRA (NASD) Series 7, 24 and 63 licenses.  Mr. Roney's prior experience with multiple publicly traded insurance companies brings vital public company expertise to the executive leadership team.  Harold Meloche  Chief Financial Officer & Treasurer  As Chief Financial Officer and Treasurer of Conifer Holdings, Inc., Harold Meloche has primary responsibility over accounting and financial reporting.  Mr. Meloche has been with the Company since 2013 and has over 29 years of experience in the insurance industry.  Mr. Meloche is a registered Certified Public Accountant and his analytical expertise bears considerable value to the Company’s financial leadership team.  8

 Conifer Holdings, Inc. provides niche market insurance programs through Conifer Insurance Company and White Pine Insurance Company on both an admitted and E&S basis.   Program Portfolio  Hospitality  Liquor Liability  Security Guards, Alarm Contractors & Private Investigators  Workers’ Compensation  Cannabis  Specialty Homeowners  Conifer’s Infrastructure  Conifer Insurance Company  Founded in 2009  Licensed & Admitted in 4 States (MI, IL, IN, SD)  E&S in 49 States (Exc. NY)  White Pine Insurance Company  Founded in 2010  Licensed & Admitted in 44 States & DC  9

 Focus on classes where we have deep underwriting knowledge and experience  Partner with retail and select wholesale agencies and retain underwriting authority in-house:  Underwriting teams have established strong relationships with retail and wholesale specialists in these lines of business.  With agents who specialize in our unique classes, we remain closer to our insureds and underwrite a stronger account / risk profile.  A hallmark of our success has always been tight agent relationships that generate high account retention:  Commercial retention in the quarter was over 90%.   High account retention allows us to selectively grow market share where we see the best pricing and profitability.  Leverage ability to write on E&S and admitted paper for rate and form flexibility:  Our markets continue firming, and we are seeing rate increases in our specialty markets.  Increasing rate, especially Excess & Surplus lines. Maintain low limits as much as possible: Vast majority of property TIV is under $1M.  Also, we are seeing opportunities for additional market share movement in our space.  Continuing to emphasize specialty business, our premium mix remains firmly dedicated to Commercial Lines with 80.0% Specialty Commercial and 20.0% Personal Lines for Q1 2023.  Commercial Lines  Focus: Disciplined, Quality Underwriting  10

 Underwriting focusing on select key verticals: commercial lines GWP increased slightly from Q1 2022   Commercial Lines represented roughly 83% of the premium written for twelve months ended March 31, 2023.  Sustained expansion of premium and market share in key geographies, including home state of Michigan  $118.4  $117.3  MILLIONS  -1.0%  Gross Written Premium  Twelve-months ended  Commercial Lines  11  YTD March 31, 2023  Top Five States  Gross Written Premium  $ in thousands  Michigan  $ 9,096  31.4%  California  2,806  9.7%  Florida  2,472  8.5%  New York  2,006  6.9%  Pennsylvania  1,911  6.6%  All Other  10,684  36.9%  Total  $ 28,975  100.0%

 Underwriting teams have established strong relationships with retail and wholesale specialists in low value dwelling markets  Leverage ability to write on E&S and admitted paper, where possible, for rate and form flexibility  Utilize technology to appropriately price our property risks   Maintain competitive advantage in ease of use for agency portal and submission/bind process  Cloud-based agency portal system with strong data mining and predictive outcome capabilities  Maintain rate and underwriting discipline regardless of market cycles  12  Personal Lines  Focus: Niche Specialty Homeowners Products

 $16.3M  $24.0  MILLIONS  Gross Written Premium  Twelve-months ended  Personal Lines production was approximately 17% of total premium for the twelve months ended March 31, 2023  Growth in low-value dwelling segment with Oklahoma as largest state  +47.8%  Personal Lines  YTD March 31, 2023  Top Five States  Gross Written Premium  $ in thousands  Oklahoma  $ 3,500  48.4%  Texas  3,241  44.8%  Indiana  355  4.9%  Illinois  94  1.3%  Nevada  32  0.4%  All Other  17  0.2%  Total  $ 7,239  100.0%  13

 Strategic Initiatives: Progress to Date  Focusing on select key verticals in specialty commercial and personal lines  Focusing on select specialty markets and reliable geographic venues  Significant Rate Increases   Rate continues to contribute significantly to premium growth  Infrastructure in place to handle anticipated organic growth  Emphasis on achieving appropriate scale  Reducing exposure to underperforming markets and geographies  Substantial decrease in number of open claims leads to more predictable loss-cost predictions in future periods  Expense management initiatives delivering results  Expense ratio 37.3% for Q1 2023  14  Wall off losses from business written prior to 2019   LPT transaction completed in November 2022 limits adverse development in dated books

 15  15  Claims Management  Sustained Reduction in New Liability Claims  1,766  1,292  New Liability Claims Down 62% from Q1 2019  Claims are leveling off: We are seeing more consistent and predictable reported claims numbers quarter over quarter and year over year.  982  642  *new claims received as of March 31, 2023; excludes hurricanes and COVID/BI claims  678

 16  Claims Management  Open Claim Counts Continue to Decrease  As of March 31, 2023, total open claim volume is down 39% from 2019.  All Accident Years – Open Claims as of March 31st:  2019  2020  2021  2022  2023  Commercial Auto  247  232  262  276  215  Commercial Liability  2,073  1,584  1,372  1,144  1,146  Commercial Property  142  272  89  87  75  Homeowners Liability  14  9  7  18  15  Homeowners Property  100  41  53  58  111  Liquor Liability  137  106  92  79  74  Realtors E&O  44  41  30  40  56  Workers’ Compensation  274  164  160  146  161  Total  3,031  2,449  2,065  1,848  1,853  89% Decrease from Q1 2019

 Continued focus on disciplined underwriting in select key verticals within our most profitable specialty lines of business  For Q1 2023:  Personal Lines combined ratio was 106.1%   Commercial Lines combined ratio was 97.6%  Since 2018, significant re-underwriting has taken place in our Commercial Lines, eliminating poor performers and geographies  The Company’s 2022 reserve strengthening efforts have resulted in significant improvements and laidthe groundwork for continued profitability  80% of total premiums in Q1 2023 were from core specialty commercial business in historically profitable lines and geographies  Continued organic growth is expected to come from select key commercial lines verticals and low-value dwelling programs through 2023 and beyond  Q1 2023 Combined Ratio  112.5%  99.5%  17  Combined Ratio   (1300bps)

 18  Investment Portfolio  Net Investment Income for Q1 2023: $1.3M  Highly liquid portfolio of investment grade debt securities  Total investment securities of $141.1M at March 31, 2023:  Average duration: 3.4 years  Average tax-equivalent yield: ~2.4%  Average credit quality: AA  Debt Security Portfolio Credit Rating   $ in thousands  March 31, 2023   Fair Value  % of Total   AAA  $ 28,278  26%  AA  50,061  45%  A  18,852  17%  BBB  13,442  12%  Total Debt Securities  $ 110,633  100%  Debt Security Portfolio Allocation

 March 31, 2023  ($ in thousands, except per share data)  2023  As Adjusted1  Cash and Cash Equivalents  21,549  20,555  Shareholders’ Equity  22,292  22,162  Senior Unsecured Notes  24,251  23,387  Subordinated Notes  9,703  9,703  Total Capitalization   56,246  55,252  Pro Forma Capitalization  19  1. Assumes that all outstanding Existing Notes are validly tendered and accepted in the Exchange Offer  Conifer’s management fee model generated $5.0MM for the 3 months ended March 31, 2023 and $5.1MM and $16.1MM for the years ended December 31, 2022 and 2021, respectively, of funds to the holding company to support its debt service obligations  For Q1 2023, this would result in Interest Coverage on Management Fees of 8.2x

 Why Conifer  Financial trends moving toward sustainably profitable operations  Significant opportunity for additional growth  Conservative balance sheet remains well positioned to support future growth  Technology investments created a scalable platform

 Contact:Jessica Gulis  (248) 559-0840  ir@cnfrh.com  Appendix  Income Statement  Balance Sheet  Summary Financial Information  Adjusted Operating EPS  21

 Net income of $1.0 million, or $0.08 per share, based on $12.2 million average shares outstanding  For Q1 2023, adjusted operating income1 was $307,000, or $0.03 per share  Three Months Ended   March 31,  Three Months Ended   March 31,  Twelve Months Ended December 31,  Twelve Months Ended December 31,  ($ in thousands, except per share data)  2023  2022  2022  2021  Gross Written Premium  $ 36,214  $32,964  $ 138,019  $132,095  Net Written Premium  18,342  18,021  91,232  101,429  Net Earned Premium  21,952  23,955  96,711  98,892  Net Income (Loss)  1,001  (2,870)  (10,681)  (1,094)  EPS, Basic and Diluted  $ 0.08  $ (0.30)  $ (1.00)  $ (0.11)  Adjusted Operating Income (Loss)1  307  (3,076)  (13,048)  (13,616)  Adjusted Operating Income (Loss) per share1  $ 0.03  $ (0.32)  $ (1.22)  $ (1.40)  Q1 2023 Income Statement  22  1. Non-GAAP Measure. See slide 24 “Adjusted Operating Income” for reconciliation to GAAP.

 Shareholders’ equity of $22.29 million – book value of $1.82 per share  $1.68 per share full valuation allowance against deferred tax assets not reflected in book value  If we did not have the valuation allowance, the Book Value would be $3.50 per share  Summary Balance Sheet  $ in thousands  March 31, 2023  December 31, 2022  March 31, 2022  Cash & Invested Assets  $ 162,662  $ 165,432  $ 180,961  Reinsurance Recoverables  70,124  89,304  42,892  Goodwill and Intangible Assets  985  985  985  Total Assets  $ 293,171  $ 312,350  $ 284,931  Unpaid Losses and Loss Adjustment Expenses  145,362  165,539  140,938  Unearned Premiums  69,807  67,887  65,468  Debt  33,954  33,876  38,642  Total Liabilities  $ 270,879  $ 293,400  $ 254,547  Total Shareholders' Equity  $ 22,292  $ 18,950  $ 30,384  March 31, 2023 Balance Sheet  23

 Definitions of Non-GAAP Measures  Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.  We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding net realized investment gains and losses, and other gains and losses, after-tax, and excluding the tax impact of changes in unrealized gains and losses. Beginning in 2018, the change in fair value of equity securities, net of tax, and the deferred gain on losses ceded to the ADC are also excluded from net income to arrive at adjusted operating income. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.  Adjusted Operating Income  24